UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 19, 2013 (December 13, 2013)

TRANS ENERGY, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-23530	93-0997412
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

210 Second Street, P.O. Box 393, St. Mary’s, West Virginia 26170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (304) 684-7053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 13, 2013, American Shale Development, Inc. (“ASD”), a Delaware corporation and Prima Oil Company, Inc. (“Prima”), a Delaware corporation and wholly owned subsidiaries of Trans Energy Inc. (the “Company”), Republic Energy Ventures, LLC, a Delaware limited liability company (“Republic”), and Sancho Oil and Gas Corporation, a West Virginia corporation (“Sancho” and collectively with ASD, Prima and Republic), the (“Sellers”), closed a transaction that was previously announced pursuant to a Purchase and Sale Agreement (the “PSA”) dated September 30, 2013 with Antero Resources Corporation, a Delaware corporation (“Antero”). Pursuant to the Purchase and Sale agreement, the Sellers sold to Antero approximately 4,650 lease acres (net of both curable and incurable title defects) and leasehold working interests in certain existing wells, located in Tyler County, West Virginia (collectively the “Sold Assets”). The Company owned 1,114.8 lease acres (net of curable and incurable title defects) of the total 4,650 lease acres in the Sold Assets. Under the Purchase and Sales Agreement the purchase price for the Sold Assets was $36.3 million, net of a holdback amount of $4.1 million (the “Purchase Price”) of which the Company received approximately $10.6 million in cash at closing. A total of 118.6 lease acres were excluded from the sale (39.8 lease acres net to the Company) due to incurable title defects. An additional 135.5 lease acres (30.7 lease acres net to the Company) were excluded from the sale due to curable title defects. The Company expects to cure these title defects within the next 30 days, at which time an additional $0.2 million will become due and payable to the Company per the terms of the PSA.

A copy of the Purchase and Sale Agreement, dated as of September 30, 2013, between American Shale Development, Inc., Prima Oil Company, Inc., Republic Energy Ventures, LLC, and Sancho Oil & Gas Corporation, and Antero Resources Corporation is included in Form 10-Q for September 30, 2013, as Exhibit 99.1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS ENERGY, INC.

Date: December 19, 2013	By	/s/ John G. Corp
John G. Corp
President